Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of WPCS International Incorporated on Form S-3 of our report dated July 29, 2015, with respect to our audits of the consolidated financial statements of WPCS International Incorporated as of April 30, 2015 and April 30, 2014 and for the years ended April 30, 2015 and April 30, 2014 appearing in the Annual Report on Form 10-K of WPCS International Incorporated for the year ended April 30, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

New York, NY

September 29, 2015